Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OraSure Technologies, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-184190) and Form S-8 (No. 333-118385, No. 333-102235, No. 333-50340, No. 333-48662, No. 333-138814, No. 333-151077, 333-176315 and 333-198237) of OraSure Technologies, Inc. of our reports dated March 14, 2016, with respect to the consolidated balance sheets of OraSure Technologies, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of OraSure Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 14, 2016